SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
January 21, 2009
Date of Report (Date of earliest event reported)
Energy Transfer Partners, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	1-11727	73-1493906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
3738 Oak Lawn Avenue,
Dallas, TX 75219
(Address of principal executive offices)
(214) 981-0700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Cash Distributions for Fourth Quarter
     Management has recommended to the board of directors of our general partner a cash distribution for the fourth quarter at the same level as the cash distribution for the third quarter ($0.89375 per unit, or $3.575 per unit on an annualized basis). Management expects the board of directors of our general partner to approve the cash distribution for the fourth quarter of 2008 at this level.
Haynesville Pipeline Project
     We are currently in discussions with several large independent exploration and production companies regarding the prospect of our construction of a large diameter interstate natural gas pipeline from east Texas, through the Haynesville Shale play and terminating at the Perryville Hub in eastern Louisiana. Depending on the final throughput capacity design, we anticipate that the project would cost between $1.0 billion and $1.2 billion, with such costs to be incurred over a three-year period. Our willingness to construct this pipeline would be dependent upon securing long-term firm transportation commitments from one or more of these companies at tariff rates that would justify the costs of constructing and operating the pipeline. If we secure sufficient long-term shipper commitments to support this project, we would expect to finance the construction of this pipeline with funds available under our existing revolving credit facility, funds raised from future equity and/or debt offerings and funds raised from other sources, which sources may include project financing or other alternative financing arrangements from third parties or affiliated parties. In this regard, we have initiated discussions with ETE regarding the prospect of ETE purchasing additional common units from us. ETE has an aggregate of approximately $378 million of cash on hand and available borrowing capacity under its revolving credit facility as of December 31, 2008. We may also choose to form a partnership, joint venture or other arrangement with one or more third parties to own and operate this pipeline as we have with similar projects in the past, although under any of these arrangements we would plan to manage construction of the project and then operate the pipeline following its in-service date. We may not be able to reach a final agreement with respect to this project or, if we are able to reach a final agreement, we may not be able to obtain the necessary financing for the project.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.

	By:	Energy Transfer Partners GP, L.P.,
its general partner

	By:	Energy Transfer Partners, L.L.C.,
its general partner

Date: January 21, 2009		/s/ Martin Salinas Martin Salinas
Chief Financial Officer